Exhibit 23.8

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

May 16, 2017

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Ranger Energy Services, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our following reports: “Drilling and Production Outlook— December 2016,” “Drilling and Production Outlook—March 2017,” “Well Servicing: Market Evaluation Excerpts—December 2016” and “Well Servicing: Market Evaluation—Q1 2017.”

[Signature page follows]

Spears & Associates

By:	/s/ Richard B. Spears
Name:	Richard B. Spears
Title:	Vice President